UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    June 14, 2013

Service Team Inc.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

333-178210 (Commission File Number)	61-1653214 (IRS Employer Identification Number)

18482 Park Villa Place, Villa Park, California 92861
Address of principal executive offices)

(714) 538-5214
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 5, 2013, Service Team Inc. entered into a contract to acquire  100% of the outstanding stock of Trade Leasing, Inc.,a California corporation. The outstanding stock of Trade Leasing Inc. was sold to Service Team Inc. by Hallmark Holdings Inc. in exchange for 4,000,000 shares of Service Team Inc common stock. Robert L. Cashman  is the benefical owner of Hallmark Holdings Inc. and an officier and director of Service Team Inc. Trade Leasing, Inc. repairs services and manufactures truck bodies and truck body components. Trade Leasing Inc. does business using the trade name of Delta Stag.  Trade Leasing Inc. operates a manufacturing facility at 10633 Ruchti Road, South Gate, California 90280.  The manufacturing facility consists of two buildings of approximately 20,000 square feet on two acres of land.    Assets acquired include office equipment, furniture and computers.  The shop equipment includes metal working equipment,  welders, shears, brakes, jigs, automated riveting equipment,  hoists,  specialized foam insulating equipment and spray painting equipment as well as Fork Lifts and delivery vehicles.

Item 3.02 Unregistered Sales of Equity Securities

Service Team Inc. issued 4,000,000 shares of Service Team Inc.’s common stock to Hallmark Holdings Inc. as consideration for 100% of the shares of Trade Leasing, Inc.  The shares of Service Team Inc. are not registered under the Securities Act and were exempt from registration pursuant to Section 4(2) thereof as the shares were sold to an affiliate of the Company without general solicitation

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of the Business Acquired.  Audited financial statements of Trade Leasing Inc., and pro forma showing the effect of the acquisition shall be filed by amendment on or before the seventy first day after the date of this report.

(d) Exhibits

Exhibit No.	Description

10.3	Agreement between Trade Leasing Inc. and Service Team Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 14, 2013	Service Team, Inc.

/s/ Carlos Arreola
Carlos Arreola, President